EXHIBIT 10.2

Memorandum of Agreement

This Memorandum of Agreement (herein “Agreement”) is made this 6th day of August, 2007, by and between EarthFirst Technologies Incorporated., a Florida Corporation (herein “EFTI”) with its principal office at 3000 Bayport Drive, Suite 910, Tampa, Florida 33607, and its wholly owned subsidiary, World Environmental Solutions Company, Inc., a Florida Corporation (herein “WESCO”), with its principal office located at the same address, and Orion Industrial Services Corporation, an Alabama Limited Liability Company,( herein “OIS”) with its principal office at 2515 Leroy Stevens Road, Mobile, AL. 36696 EFTI, WESCO, and OIS are sometimes referred to herein as “the Parties”.

A.	Purpose

The purpose of the Parties in entering into this Agreement is to form a business entity to, develop and sell “CAVD” technology in the form of proprietary modular units and operating systems and proprietary processes designed to recycle waste tire chips into valuable carbon and energy by-products. (herein “Joint Venture”). The Joint Venture may be subsequently evidenced by a Corporation, LLC or such other formal business structure as the Parties may determine. All licensing revenue, royalties, carbon credits related value and unit supply fees associated with the licensing and sale of Tire Processing Units shall accrue to the Joint Venture.

The Parties agree that this document shall serve as an operating agreement for the Joint Venture until the company is formed and associated governing agreements documented.

B.	Definitions

Alpha Unit	The demonstration unit located at 2515 Leroy Stevens Road, Mobile, Alabama, 36695, currently owned by WESCO including apparatus and parts there associated therewith.

Alpha Revamp	The significant modifications to the Alpha Unit required to be made to advance the CAVD design and performance to the next generation and “prove the technology”. The scope of the modifications has been developed and a budget established for a project to make the modifications. The project has been named the Alpha Revamp. The funds to pay for the Alpha Revamp represent a major portion of the funds being raised in the initial stages of the Joint Venture.

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Alpha Revamp Final Funds	means advances to the Joint Venture, other than the Formation Funds and the Advanced Engineering Funds called for in the schedule attached hereto as Exhibit 1. These funds may be structured as loans from the Parties to the Joint Venture repayable from profits of the Joint Venture.

Ampacet	means a identified potential customer for purchase of carbon. Ampacet desires to have a third party construct Tire Processing Units, BETA or Serial Numbered Units capable of supplying 17.0 to 20.0 MMLB/YR of CAVD Carbon.

Ampacet has indicated that if satisfied by Alpha Demonstration runs it will sign an agreement for the 17.0 to 20.0 mm lb/yr. Additionally, Ampacet has indicated that once the facility supplying this carbon is operating it would be interested in ordering additional units that it will own and operate.

Advance Engineering Funds	means funds provided by the Parties to the Joint Venture to allow the Alpha Revamp Designs to progress during a period before Alpha Revamp Final Funds are confirmed. These funds are included in amount proposed by OIS for the Alpha Revamp Contract and as such shall be considered an advance against the fixed price contract between OIS and the Joint Venture.

Beta Concept	Beta Concept is a term used in connection with a Tire Processing Unit to be sold to potential customers agreed to accept a developmental unit that does not represent fully developed and final CAVD technology.

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Beta Unit(s)	Beta Unit is the name given to a CAVD Tire Processing Unit built using the Beta Concept and that is expected to undergo future upgrades as the CAVD technology is refined. Such upgrades shall be fully designed by the Joint Venture, using OIS and its affiliate Orion Engineering, for implementation by the Beta Unit purchaser at his sole cost.

CAVD	means “Catalytic Activated Vacuum Distillation” and is the term WESCO has coined to describe the process and equipment for depolymerizing tires it has developed and is used in CAVD Tire Processing Units.

Carbon Black	means a commercially available array of carbon powder products used for tinting, reinforcement or other similar uses made from various processes (not pyrolysis) and sold into domestic and international markets. Commonly referred to a “virgin carbon black”, it is available with ASTM specifications.

CAVD Carbon	means the carbonaceous materials that result from pyrolysis of waste tire chips. It is a product of the joint venture technology. Its quality allows it to substitute for certain “virgin carbon black” products, in some cases after further processing.

Carbolytic Materials Company	(CMC) an identified potential customer who has competed substantially all of its due diligence for purchase of a BETA Unit. CMC has tested the CAVD carbon and confirmed it to be a replacement for certain “virgin carbon blacks”.

CMC has substantially reached a Master License Agreement with the Joint Venture to purchase a BETA Unit plus additional Serial Numbered Units.

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CMC is a potential partner in the Joint Venture. See provisional agreements section for discussion of CMC’s possible participation in the Joint Venture Company.

Joint Venture Formation Period	means the early operational period beginning with establishment of the legal Joint Venture entity, ending with the full funding and authorization of the Alpha Revamp project. The period is expected to be not more than ninety days.

Joint Venture Formation Funds	means initial capital paid by the Parties in accordance with each party’s ownership percentage. The funds are provided to pay legal fees associated with forming the business entity to assume the Joint Venture agreed by the Parties and to pay for the first phase of the Alpha Revamp Design. The allotment of funds to the Alpha Revamp Advanced Engineering Funds represents funds in Alpha Revamp contract between OIS and the Joint Venture. These borrowed funds will be replaced when the Alpha Revamp Final Funds are received by the Joint Venture.

JV Technology Refinement Period	The time from authorization by the Joint Venture to proceed with the Alpha construction through to receipt of the first Serial Numbered Unit order or October 31, 2008 which ever comes first.

Purchaser	Any party who wishes to purchase a Tire Processing Unit

Serial Numbered Unit(s)	Serial Numbered Unit is the name given to a Tire Processing Unit that has been designed to be constructed and operated on a full time commercial basis using CAVD technology and that are not a Beta Unit.

Signed Carbon Orders	means written commitments from customers to purchase CAVD Carbon or value-added products made from CAVD Carbon, when available from an end user. This may take the form of either “Letters of Intent” or long term contractual agreements.

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Tire Processing Unit	General name given to describe a single instance of CAVD unit for processing of waste tire chips. The unit is the “package concept” of inside battery limits elements and capabilities that the Joint Venture will sell in a single instance. A Tire Processing Unit may also refer to as a Beta Unit or a Serial Numbered Unit.

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C.	EFTI Recitals

EFTI has Technology

EFTI has spent over eight years developing its CAVD technology, which includes designs, patents issued and/or applied for, processes, operating methods and conditions, as well as, other intellectual property and proprietary information. EFTI and certain of its subsidiaries over this time period have invested considerable funds to develop the CAVD technology and to build a demonstration unit referred to herein as the Alpha Unit. EFTI/WESCO’s Alpha Unit is located and has been operated at 2515 Leroy Stevens Road in space now subleased from OIS.

EFTI and its wholly owned subsidiary WESCO, have developed the Catalytic Activated Vacuum Distillation (“CAVD”) technology to process solid waste. Assisted by an OIS affiliate, EFTI/WESCO has successfully demonstrated the CAVD system for use in processing rubber tire chips.

WESCO has obtained a full operating ADEM air permit for current CAVD operations and holds all other permits necessary to operate the Alpha Unit on a full time basis.

EFTI Alpha Makes Carbon of High Value

The Parties acknowledge that they are familiar with the Alpha Unit and have spent great time and effort in due diligence on the Alpha Unit and its by-products, including the CAVD Carbon. The Parties agree that the Alpha Unit has demonstrated the ability of EFTI/WESCO’s CAVD technology to process waste tire chips into CAVD Carbon that with and without additional processing becomes a suitable replacement for certain virgin carbon blacks. Such value added carbon helps to make the CAVD Technology economically viable to certain customers that can use the CAVD carbon directly, customers that possess the skill to further process the carbon or who contract to sell that carbon to those who can.

EFTI Technology Not Yet Commercial

EFTI acknowledges that, while successful in processing tire chips into by-products, the Alpha Unit is in need of significant modifications to operate on a full-time commercial basis and at a nameplate design rate. EFTI/WESCO has requested and received assistance from OIS in defining a path forward to design and construct modifications to the Alpha Unit allowing it to operate on a continuous, commercially acceptable basis that will satisfy the last of CMC's due diligence requirements to the purchase of a Beta Unit, which is a 72 hour continuous run at or near rated capacity. EFTI, in recognition of OIS' contribution and in order to secure its continuing participation, on February 26, 2007 entered into an Alliance Agreement with OIS, providing in part, that EFTI and OIS now share intellectual property ownership of the CAVD technology with OIS and defines OIS as that sole provider of modular Tire Processing Units to all its customers. The strategic alliance formed by the Alliance Agreement now holds all CAVD technologies and

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related intellectual properties of EFTI, WESCO, OIS and their affiliates, including but not limited to patents issued, pending and to be filed in the future relating to CAVD technology.

EFTI Provisional Patent Application to be Amended

EFTI agrees that the recent emergency application for patent protection of the second stage reactor and associated vapor takeoff and carbon removal designs compiled by John Kateon shall be amended to reflect his role as inventor and to add any and all specific claims any Party contributes. OIS and John Kateon agree to participate in the formation and finalization of Patent claims broadly referenced in the provisional patent application or determined to be necessary to protect additional CAVD intellectual property. The application shall also be amended to reflect these items. Further, the provisional patent application and any resulting or other Patents now or hereafter developed shall be assigned by their inventor(s) to the Alliance and then to the Joint Venture, for purposes as it relates to the processing of tire chips.

EFTI Sublease with OIS is Home for Alpha

EFTI, through its subsidiary WESCO has a sublease with OIS for space at 2515 Leroy Collins Road in Mobile, Alabama in which WESCO now maintain the Alpha Unit. EFTI and WESCO, maintain separate utilities services to the subleased space, current in all regards, including water service, natural gas service, electrical power, telephone, and waste removal. WESCO also commits that its sublease is current and it will stay so until assigned to and assumed by the Joint Venture in accordance with the terms hereof.

EFTI Batch Reactor

EFTI has a “Batch Reactor” which is designed to process small, batch version of feedstock through the CAVD technology. The Batch Reactor is currently located a Coastal Fabricators, Mobile Alabama. OIS affiliate, Orion Engineering pays monthly rent for the Batch Reactor to Coastal and bills EFTI monthly. EFTI agrees to remove the Batch Reactor from Coastal Fabricators property and the ship same to Tampa or otherwise assume direct responsibility for paying Coastal for rent beginning July 1st, 2007. It further agrees to settle all past accounts with Orion Engineering related to the Batch Reactor.

D.	EFTI Agreements

OIS-EFTI Alliance Modified

EFTI agrees to revise the OIS Alliance Agreement to remove the “processing of waste tires” and assigning that aspect of the technology to the Joint Venture. In doing so, EFTI and OIS agrees to transfer to the Joint Venture all rights they hold, including patents (granted or applied, and all future patents that may apply to this processing technology), regardless of where held, regardless of the form held, related to the CAVD technology as it is used to process waste tire chips.

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WESCO Alpha Unit Title Transfer

WESCO joined by EFTI, agrees to transfer clear title to the Alpha Unit, AS-IS, in the condition it currently exists to the Joint Venture, free of any past or pending cost, encumbrances or liens. However, the legal documentation to accomplish this shall take into consideration and shall effect preservation of the current ADEM air permit until it can be transferred or re-obtained by the Joint Venture. This is required because the Parties recognize that the obtaining of this permit took almost two years to obtain and is essential to the intended operations in Mobile by the Joint Venture. EFTI understands that the Joint Venture shall assume all costs of further development or modifications to the Alpha Unit, as well as all costs associate with any future operations thereof. The Joint Venture shall pay for removal and disposal of the Alpha Unit when it deems the unit to have no further value to the venture. EFTI agrees to remove and dispose of all materials, present on the site, at its cost, including raw materials and residual products not accepted by the Joint Venture for its use.

EFTI Ownership Percentage

EFTI agrees to a stated ownership of 50.0% of the Joint Venture, based upon all of its past contributions and upon the agreed required contributions and advances. EFTI also agrees to make all agreed contributions and advances required by the signing of this Agreement, providing the agreed total of cash contributions and advances to be made after the execution of this Agreement shall be $450,000.00 payable according to a phased schedule attached hereto as Exhibit 1. There shall be no required EFTI contributions or advances to the Joint Venture, except those described on Exhibit 1 unless the Joint Venture’s Board unanimously votes to request additional amounts.

EFTI Formation Capital

EFTI agrees to pay in to the Joint Venture capital in the amount of $50,000.00 toward Joint Venture Formation Funds, within five days of the signing of this Agreement.

EFTI Payment of Advanced Engineering Funds

EFTI agrees to pay to the Joint Venture its share of "Advanced Engineering Funds", equaling 50.0% of $70,000.00 or $35,000.00, within five days of the request by the Joint Venture.

The Parties agree that they intend to proceed forward even though they have not secured the required additional Alpha Revamp funding of $500,000 and that they will use their best efforts to promptly obtain such funds, but only in a manner mutually agreed.

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The Parties understand that the $70,000 is part of the Alpha Revamp Final Funds. The Parties also agree that such funds are required to keep the Alpha Revamp Design efforts progressing after the initial allotment of Formation Funds have been exhausted and if the Alpha Revamp Final Funds have not been received. The planned due date for the Parties to provide the Advanced Engineering Funds is September 1, 2007, but The Joint Venture shall establish the final timing of receipt of these funds.

If determined appropriate by the Joint Venture, the Advanced Engineering Funds and Alpha Revamp Final Funds may be structured as loans by the Parties to the Joint Venture, repayable pari passu from the first profits recognized by Joint Venture and prior to profit distributions.

EFTI Resource Support

EFTI agrees, as part of this Agreement and as part of its payment for its ownership in the Joint Venture, to support the Joint Venture by supplying strategic sales and operating personnel to the Joint Venture, to be assigned to the Joint Venture by EFTI, during the Joint Venture Technology Refinement and Alpha Operation Periods.

EFTI Sublease to Remain with EFTI during Start-up

EFTI shall maintain and pay for the Sublease until such time that the Joint Venture may assume it, assumed to be at the end of the joint venture Start-up Period.

EFTI interests in Ampacet Transferred to Joint Venture

EFTI agrees to transfer its interest in a business relationship with Ampacet to the Joint Venture and in doing so agrees not to work outside the structure of the Joint Venture to formulate an agreement with Ampacet would benefit EFTI directly. EFTI has indicated that it employs a consultant who has established the Ampacet relationship. Such consultant has been and continues to be paid by EFTI on an “advance against commission basis” and where ultimately, said consultant will be paid royalties of 2% of the total revenue received from Ampacet. EFTI it will be compensated for advances made to the consultant from the future royalties or other amounts received from Ampacet when paid.

Henceforth, all contact negotiations with Ampacet will be conducted through the Joint Venture Company.

EFTI working with Potential Investors to benefit of Joint Venture

EFTI is actively working with one or more a potential investor group(s) to secure participation that would secure the all or part of the missing Alpha Revamp Funds ( fixed amount of $500,000.00) and possibly the Alpha Operating Funds (estimated amount of $250,000.00 ). EFTI has agreed to pay to one such investor representative (Jeff Brenner) compensation equal to 10% of the funds raised.

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Further, EFTI has, added to the deal with Mr. Brenner EFTI Warrants, one warrant per net dollar raise with strike price of $.07 per share. Other details of said agreement shall be made known to the Joint Venture as soon as available. The Joint Venture is not responsible for payment of any upside related to the exercising of said warrants.

Any incentives offered by EFTI to potential investors, their representatives or potential customers that have not been revealed and agreed to prior to signing of this agreement shall be at EFTI’s sole cost.

EFTI agrees that no such incentives will be offered in the future without prior agreement of all Parties to this Agreement and the eventual Joint Venture.

The Parties agree that its goal shall be to raise the missing Alpha Revamp funds without changing the ownership percentages as they are shown herein. They also agree that if these funds are sought as an investment that will dilute the interests of the Parties that any to the Parties may elect to provide a sufficient portion of the funds to maintain their current ownership percentage.

EFTI to Limit Future Independent Actions to Sell CAVD Units.

EFTI agrees that all its future efforts, post-signing of this Agreement shall be conducted within a structured effort managed by the Joint Venture. Such efforts shall include solicitation EFTI or by third parties to offer funding to CAVD purchases, to purchase CAVD units, to purchase CAVD Carbon or other products or to participate in any deal that would result in any of these events coming to pass.

EFTI efforts are valued by the Parties and such restrictions as outlined here in are made not to discourage EFTI support of the Joint Venture. Rather, they are made to assure alignment of all Parties on objective, facts related to performance of the CAVD Technology and the Joint Ventures intended role in the sale of such technology.

EFTI participation in Joint Venture customer deals is neither unexpected nor discouraged. However, EFTI agrees not structure such deals in a manner that reduces the Joint Venture interests in such deals below that typically sought. Under no circumstance shall EFTI or its affiliates enter in to agreements that obligate the Joint Venture in anyway prior to reviewing such deals with the Joint Venture management and receiving full support for the deal.

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E.	OIS Recitals

OIS Technology

OIS has expended considerable funds researching and developing its knowledge and designs of CAVD technology in general and specifically in a attempt to resolve open design issues faced by EFTI and WESCO in the use of CAVD technology in both the Alpha Unit and future Tire Processing Units. OIS agreed to and entered into an Alliance Agreement with EFTI to combine the companies’ CAVD technologies, intellectual property and capabilities to solve the remaining CAVD design issues and to take the technology forward to a commercial status for sale thereafter. Under the Alliance Agreement, OIS gained an exclusive arrangement to supply modular CAVD Tire Processing Units for EFTI as well as a clear ownership interest warranting a share of fees when OIS did not supply the units.

OIS-EFTI Alliance Modified

OIS agrees to revise the EFTI Alliance agreement to remove the “processing of waste tires” and assigning that aspect of the technology to the Joint Venture. and in doing so OIS and EFTI agree to transfer to the Joint Venture all rights they hold, including patents (granted or applied and all future patents that may apply to tire processing technology) regardless of where held, regardless of the form held, related to the CAVD technology as it is used to process waste tire chips.

OIS Alpha Proposal

OIS has developed specific plans to modify the Alpha Unit, once transferred to the Joint Venture. OIS will have a design and construction contract with the Joint Venture for the Alpha Revamp at a fixed price of $1,450,000. Of this fixed price, OIS will contribute in-kind capital and/or loans if so structured the amount of $550,000.

The Parties all agree the terms of the Alpha Revamp contract shall be substantially in the form of the previous contract between WESCO and OIS, with an appropriately revised scope. The parties authorize the Joint Venture to execute the Alpha Revamp contract with OIS, upon receipt of the Alpha Revamp Final Funding.

The Parties further hereby authorize OIS to begin the design work associated with the subject contract, initially in an amount of $65,000.00 borrowed from Formation Funds and later if funded with Advanced Engineering Funds, which shall be used to acquire additional engineering services in the amount of $70,000.00.

The Joint Venture shall under no circumstances exceed the limits of these authorizations or sign the subject Alpha Revamp Contract until all the Alpha Revamp Final Funds are received.

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F.	OIS Agreements

OIS Ownership Percentage

OIS agrees to a stated ownership of 50.0% share of the Joint Venture, based upon all of its past contributions and upon the agreed required contributions and advances. OIS also agrees to make all agreed contributions and advances required by the signing of this Agreement, providing the agreed total funds to be advanced or provided by in-kind contributions shall be $600,000.00 payable according to a phased schedule attached hereto as Exhibit 1. (This is exclusive of and in addition to OIS obligation to pay for the deconstruction and removal of the Alpha Unit, if required, as provided herein.) There shall be no further OIS required contributions or advances to the Joint Venture, except those described on Exhibit 1 unless the Joint Venture’s Board unanimously votes to request additional amounts.

OIS Formation Capital

OIS agrees to pay in to the Joint Venture, capital in the amount of $50,000, within five days of the signing of this Agreement.

OIS Payment of Advanced Engineering Funds

OIS agrees to pay in to the Joint Venture the "Advanced Engineering Funds", 50.0% of $70,000.00 or $35,000.00, within five days of the request by the Joint Venture.

The Parties agree that no such call for additional capital or advances will be made until the Joint Venture has signed an agreement with a BETA Purchaser for purchase of a BETA Unit.

OIS Resource Support

OIS agrees, as part of this Agreement and as part of its payment for its ownership in the Joint Venture, to support the Joint Venture by supplying technical and craft personnel to support the revamped Alpha Unit start-up , including John Kateon to lead the Joint Venture for a period beginning with its formation for a period of five years or until such time that the parties agree unanimously to change his role. During the Joint Venture Technology Refinement Period the cost of John’s participation will be borne by OIS.

OIS further agrees to supply technical and craft personnel to the Alpha Operations Period.

OIS commits to development of Operating Procedures at its cost and, if agreed, to supply personnel to manage operations if the Joint Venture Company does not reach an agreement with CMC for supply of these serves in exchange for carbon.

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OIS Alpha Revamp Contract

OIS and the Joint Venture shall enter into a contract for supply by OIS of the Alpha Revamp designs and construction, the scope to be defined in the contract, for a fixed price of $1,450,000.00 for the Alpha Revamp. Of this fixed price, OIS will contribute in-kind capital and/or loans if so structured in the amount of $550,000.00.

OIS agrees to begin the work on the Alpha Revamp design and engineering upon the signing of this Agreement and receipt of funds in the amount of $65,000.00 from the Joint Venture Formation Funds. OIS agrees to provide a weekly update of progress on designs to the Parties.

OIS will commit to completing the designs upon receipt of the Advanced Engineering Funds in an amount of $70,000.00. Upon completion of designs, if the Alpha Revamp Final Funding has not been received, the signing of the Alpha Revamp Contract between the Joint Venture and OIS will delayed until such time as Alpha Revamp Final Funds are received by the Joint Venture.

The contract for construction of Alpha Revamp will not be signed until the full amount of funds required have been received and are deposited in the Joint Venture account including as a minimum the remaining funds due from EFTI, $400,000 less amounts paid for the partition wall and Advanced Engineering, and all of the $500,000 to be collected from a Purchaser or an investor.

OIS further agrees that it shall start construction of the Alpha Revamp, pursuant to the Contract schedule upon receipt of Alpha Revamp Final Funding, which is anticipated by the end of September. If these funds are received by the end of September, OIS anticipates the ability for an end of December Mechanical Completion of construction on the Alpha Revamp. A critical path method schedule, which shall be made part of the Alpha Revamp contract with OIS, will be updated and provided to the Parties within three (3) business days of Alpha Revamp Final Funding.

OIS Master Agreement/Contract

OIS and the Joint Venture shall enter into a Master Services Agreement, a contract form to govern the supply of all future Tire Processing Units. The form of the agreement shall be substantially that of the previous contract agreed to between OIS and WESCO for the design and construction Alpha Revamp (contract now nullified).

The Joint Venture shall solicit a proposal for the supply of each unit from OIS and issue a separate order with case specific payment terms and schedule.

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OIS to Pay for Removal of Alpha if Joint Venture Fails

OIS agrees to pay all costs for disposal of the Alpha Unit if the Joint Venture fails after successfully emerging from its Technology Refinement Period. Such commitment is made only if the Joint Venture is unable to pay for the disposal. This commitment excludes any materials including feedstock, by-products or wastes.

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G.	Joint Recitals and Agreements

Joint Venture Purpose Further Defined

The Parties agree that the purpose of the Joint Venture is to takeover the CAVD Technology for the purposes of processing tire chips in its current state, owning it and further developing it to produce a working Alpha Unit, using the knowledge gained to continue the technology development and initiate its licensing and module sales using the Beta Concept, using this concept to secure the Beta Unit order from an informed Purchaser. After the Beta's are in operation and additional data is obtained, a point substantially marking the end of the technology development, the Joint Venture shall continue to develop the designs for the commercial version, then commencing the sales of these units by the Joint Venture., in a restructured Joint Venture organization that has direct employees, paid by the company, ending the payment of personnel by the owner organizations during the Joint Venture Technology Refinement and Alpha Operations Periods.

Joint Venture Company Name – Renewable Carbon Technologies Company

The Parties agree to name the Joint Venture, Renewable Carbon Technologies Company. The company will be a limited liability company formed in the State of Delaware with its principal office located at 2515 Leroy Stevens Road, Mobile, Al 36695.

Joint Venture Responsible for Technology Development

The Joint Venture shall henceforth be responsible for any further design, modification or refinements to the technology beginning with the planned Alpha Revamp. The parties, in forming the Joint Venture, have provided for the funding required to perform agreed to modifications to the Alpha Unit intended to resolve its operational issues. It has not provided for funding for Beta Unit or later designs, assumed to be paid for by associated customer orders.

The Tire Processing Units development efforts shall be lead by John Kateon until such time that he and the Parties agree that resources are in place to assume this role.

The Parties understand that the proposed Alpha Revamp scope is not assured to fix all remaining issues with the Alpha Unit design. They agree that if required by the Joint Venture that additional funds will be provided, structured in a manner similar to the Alpha Revamp Final Funding. If the Joint Venture determines that additional funds are needed and it decides to request such funds from the Joint Venture owners the amounts collected shall be apportioned according to ownership among all owners.

The Parties also understand that several scope items remain to be defined including site drainage and containment, fire protection and electrical classifications. These issues are safety and environmental issues that may result in a need for additional funds to build new facilities before the Alpha Unit will be allowed to operate on a full time basis.

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The Beta Concept - Developmental Commercial Unit

The Parties agree that the current state of the technology, the current configuration of the Alpha and the likelihood that a Beta and/or Commercial Version will be different suggests that the Joint Venture can not assume it can move from the Alpha directly to commercial units. This fact requires that a Beta version be developed to bridge from the Alpha Unit to the Serial Number Units. The Beta Concept is a term used to convey to early Purchasers that the technology will remain developmental in this first post Alpha version.

Joint Venture Formation Period

The Joint Venture shall commence its operation immediately its formation at the earliest opportunity after the signing of this agreement. The legal formation of the Joint Venture shall mark the start of the Joint Venture Formation Period to a time that either the Alpha Unit Revamp Scope and associated Funding are secured and approved by the managing directors.

The parties agree that they are beginning the Joint Venture with insufficient funds to accomplish all of the activities deemed required to Revamp the Alpha Unit and to operate it for a year. Certain events are required before they will increase their funding to cover these events. The events required include:

a) Securing additional Alpha Revamp Funds from other sources in the amount of $500,000. The anticipated source is an identified potential Purchaser who will provide the funds to secure preferred terms in a Master Purchase Agreement to purchase several tire Processing Units. Such terms may allow purchase of two BETA units or provide in a separate agreement contract from a buyer of CAVD Carbon. The terms of this funding as equity, loan or otherwise must be agreed to prior to any commitment is made for obtaining these funds.

The Parties agree that if the deal structured to secure the additional Alpha Revamp Finding is such that the Joint Venture must operate the Alpha beyond a limited demonstration that the deal will be structured to add the operating funds deemed required to run the Alpha for the period desired.

b) Securing an order for the Beta Unit, subject to Alpha demonstrations that follow its revamp. We anticipate a contract that includes supply of a Serial Numbered Unit as well. Timing may require start of work on the second unit before the BETA is in operation. If this is the case the Joint Venture will either make this second unit a BETA or become responsible for its upgrade in the field as required.

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The Parties agree that the above events should occur within three months of formation of the Joint Venture. Failure of these events to occur will result in a re-evaluation by the parties, either of which may then elect to stop its participation in the Joint Venture. If one party wishes to end its participation that party will transfer or sell its interest to the other party at an agreed upon price not to exceed the funds provided by that party plus expenses incurred since the formation of the Joint Venture.

c) Funding of Alpha Operations is understood by the Parties as a critical step still ahead. No funds are currently budgeted to run the revamped Alpha including testing after the revamp is complete. The Parties agree that such funding for testing may be jointly and unanimously agreed upon as provided by the Joint Venture. They also agree to allow either or both parties to supply such funds as a loan to the Joint Venture.

The Parties also agree that there is no plan to operate the Alpha for an extended run such as the one previously planned to supply “CAVD Carbon” to a Purchaser or to a CAVD Carbon buyer. Any such extended run would require increased Joint Venture management time by the Parties and both agree that it requires separate and additional funding. The Parties agree to entertain all proposals including such as CMC’s original proposal to pay for and manage the Alpha operations in order to secure the CAVD Carbon for its use.

The Parties agree that it will seek funds to operate the revamped Alpha and in particular the Parties agree that funds must be raised by the parties or secured from interested third parties before an extended run will be attempted. The Parties acknowledge that an extended run without participation of a third party to manage operations shifts the burden of management and all costs of such operations to the Joint Venture. The Parties agree that no offer to run the Alpha will be made that requires the Parties to fund such operations without prior approval of all Parties. Any such agreement will be planned, budgeted and funds secured prior to signing any agreement to operate.

Joint Venture Technology Refinement Period

The Parties agree that following its authorization to revamp the Alpha it shall be considered to be in a Technology Refinement Period. During this period the parties agree to fund separately any develop efforts outside those authorized as part of the Alpha Revamp with all such funding requiring unanimous agreement of the managing directors.

The Parties agree while the Alpha operations are essential to the continued development of the technology that its operation for research and development purposes will be limited and each such period of operation must be planned, budgeted approved and funded by the Joint Venture Company with unanimous consent of the managing directors.

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The Parties also understand that early Beta Unit operations are key to finishing the technology development to a commercial level. They agree to support and fund reasonable, planned access to Beat Units during the early operations if not paid for as part of the BETA Unit purchase.

The Parties agree to limit the number of Beta Units sold to two unless changed by unanimous agreement of the managing directors.

The Technology Refinement Period shall be deemed to have ended when the Joint Venture receives and accepts a Serial Numbered Unit Purchase order and is in receipt of its initial payment of the Serial Numbered Unit Supply Fee.

The Parties agree that the owners of the Joint Venture may meet anytime after the initiation of the Alpha Revamp work to cease operation of the Joint Venture at any time that any of the Parties feel further expenditures will not result in orders for BETA or Serial Numbered Units.

The Parties agree that the Technology Development Phase shall end one year from the authorization to proceed with the Alpha Revamp construction, but not later than October 31, 2008. At that time, the Parties may agree to extend the external support of Technology Refinement or to require it be paid henceforth by the Joint Venture Company.

The Parties agree that the “external funding of personnel” may end before the deadline for ending the Technology Refinement period if Joint Venture is capable of paying for these costs.

The Parties agree that after the end of the Technology Refinement Period that the Joint Venture will assume the cost its management staff.

Alpha Operations Period

The Parties agree that it is desirable to operate the Alpha after its revamp for an extended period and that it is likely that demonstrations will be required during the period prior to Beta Unit operations after which potential purchasers may witness BETA Unit’s in operation.

The Parties agree an order for the Alpha produced carbon is required for a sustained run. The cost of such a run shall be the responsibility of the Joint Venture, supported by its owner organizations with personnel paid for by the Joint Venture Company. During such extended runs brief periods will be allotted to continue testing as deemed needed by the Technology Refinement process of the Joint Venture Company.

The Parties agree that the Joint Venture may seek and sign such agreements that it may deem appropriate to secure the participation of potential customer of BETA or Serial Numbered Units in operating the Alpha, providing to such customers limited amounts of

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products for their testing and further assessment by their customers. Any such participation shall not relinquish the Joint Venture’s ultimate responsibility for the operation of the Alpha. All such relationships shall be governed by written agreement outlining objectives, roles and costs borne by each party.

Joint Venture Organization

The Parties agree that the joint venture shall be lead by John Kateon, who will be named President, CEO. EFTI/WESCO employees performing activities for the Joint Venture during the Joint Venture Technology Refinement and Alpha Operations Periods will report to Mr. Kateon.

The Parties also agree and hereby designate the following representatives to serve as the initial Managing Directors of the Joint Venture:

OIS – John Kateon

EFTI/WESCO – Domenic Massari

The parties agree that John Kateon shall be responsible for Joint Venture Operations during his tenure as President which commence with the formation of the Joint Venture Company and continue for a period of five years unless altered by unanimous agreement of the Parties. They further agree that Domenic Massari shall be a close associate who will assist in formulating the Joint Venture business plan and strategies, provide direct support to sales, and assist in drafting of legal documents such a Master License Agreements, Tire Unit Supply Contracts, Non-Disclosure Agreements or other agreements as deemed needed, Domenic shall, at his discretion use EFTI legal resources to support his efforts.

These two representatives will be empowered to commit the Joint Venture in agreements, contracts or other such arrangements deemed necessary to execute an agreed to business plan under clear terms limiting the debt or future liability of the Joint Venture

The Parties agree that payment of costs associated with the supply of support personnel by the Parties is expected to end with the Technology Refinement and Alpha Operations Periods. Thereafter, it is expected that those continuing to provide support shall either become employees of the Joint Venture Company, paid directly by the Joint Venture or be given contracts for services to be paid for indirectly by payment to the Parties that employ them. Neither party shall seek compensation for support provided during the Technology Refinement or Alpha Operations Periods.

Board of Directors

The two managing directors named above shall be permanent members of the Board of Directors of the Joint Venture with others named as discussed elsewhere.

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Officers of the Joint Venture

The Parties agree to name the following as officers of the Joint Venture when the legal entity is formed:

John L. Kateon	President, CEO
Domenic Massari	Executive Vice President, Secretary
Frank Barker	Chief Financial Officer, Treasurer
James Tew	Vice president Technology

Joint Venture Sales Efforts

The Parties agree only the Joint Venture shall have the authority to enter into an agreement to provide a BETA or Serial Numbered Unit. Final negotiation of such deals must be left to Managing Directors who agree to review all such deals before finally committing the Joint Venture.

The Parties agree that any efforts by the employees of the parent companies will be considered informal and that no agreements reached by them associated with purchase of CAVD Tire Processing Units will be binding to the Joint Venture. The Parties agree that agreements made with funding organizations or individuals, agreements with buyers of CAVD products or any such deal that may impact the ability of the Joint Venture to secure the interests in Tire Process Units it may sell will not be binding on the Joint Venture.

EFTI Sublease Assumption after Start-Up

The parties agree that the Joint Venture shall “assume” EFTI's sublease at the end of the Joint Venture Technology Refinement Period if the Parties proceed with the Joint Venture.

The Parties agree that if a third party agreement is reached that covers substantially all of the operating costs for the period of Alpha operations prior to and through the end of the Technology Refinement period that the Joint Venture will cover the sublease rent for the WESCO facilities as one of the costs to be paid by the third party company.

Joint Venture to Pay Operating Cost

The parties agree that the Joint Venture shall “assume” responsibility for payment of all utilities effective the data of mechanical completion of the Alpha Revamp, paying all costs associated with the operation of the Alpha through to the end of the Joint Venture Start-up Period or as long as the joint venture management agrees that development efforts by the Joint Venture should continue.

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Joint Venture to Obtain Permits

The Parties agree that permits held by WESCO shall be transferred or re-applied for by the Joint Venture. If timing does not support the Revamped Alpha operation in October then the transaction shall be structured so that operations may legally commence and be continued under WESCO's permits. The Joint Venture shall be responsible for all operational events and shall do so in full compliance with the applicable operating permits.

Joint Venture Formation as Delaware LLC

The Parties agree to formalize their Joint Venture upon receipt of the Formation Funds, in the amount of $100,000 paid by the Parties in accordance with their ownership percentage by formation as a Delaware limited liability company headquartered at 2515 Leroy Stevens Road, Mobile, AL 36695. The Parties agree to name the Joint Venture, Renewable Carbon Technologies Company, LLC. And that they shall negotiate in good faith and execute an LLC Operating Agreement consistent with the terms of this Agreement.

The Parties agree that the Joint Venture shall establish a Board of Directors consisting of five members, two selected by EFTI, two selected by OIS and one selected jointly. The Parties further agree that a unanimous Board vote is required to change the level of funding of the Joint Venture as specified herein.

MOA Signing to Trigger Alpha Revamp Design

The Parties agree, that upon signing of this Agreement and receipt of the Joint Venture Formation Funds that it shall immediately enter into a or otherwise authorize OIS to begin design efforts on the Alpha Revamp allotting $65,000.00 of the Formation Funds to this work. Such work shall continue until the allotted funds are expended or until such time that the Joint Venture may elect to stop said work. Upon final funding of the Alpha Revamp the Formation Funds use to begin the Revamp Designs shall be replaced.

Events Set Timing of Continuation of Engineering Designs

The Parties agree that, if and when the Joint Venture has authorized OIS to proceed with engineering and design, the Parties will agree upon the level of additional funding desired and pay in such amounts if unanimously agreed upon. Such amounts may be considered a loan against amounts payable toward the Alpha Revamp work.

Events Set Timing of Final Alpha Revamp Funding

The Parties agree that the call for the Alpha Revamp Final Funds shall be timed to coincide with receipt of the additional Alpha Revamp Funds, the $500,000.00 from an outside source or other agreed funding mechanism.

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Beta Order Delay to Cause Reassessment of Agreement

The Parties agree that if no Beta Unit Order is forthcoming within the three months of the Alpha Revamp being completed and the Alpha having demonstrated acceptable rate, reliability and products that the parties shall be conduct a review and establish a mutually agreed upon path forward.

Amendments to this Agreement shall be published if any provisions or their timing are changed. Any party may end its role in the Joint Venture at any time after three months of providing notice.

Failure to Provide Formation Capital

Failure of any of the Parties to provide the Formation Capital shall nullify this Agreement in its entirety. This agreement shall expire on twenty days from signing if any of the Formation Funds have not been received by that date.

Failure to Provide Alpha Revamp Funding

Failure of any Party to provide the Alpha Revamp Funds according to the agreed-to schedule in Exhibit 1 shall result in a call for a Board meeting to determine a path forward that includes seeking alternative sources for funds and possible equitable reallocation of ownership shares to the funding source if necessary.

H.	Provisional Agreement

The Parties agree that if CMC, who had been included in early discussions to form the Joint Venture Company, returns in a timely manner requesting once again to participate, that the Parties shall work to adjust the agreement in a mutually acceptable way to accommodate CMC’s participation as an owner of the Joint Venture.

If CMC returns before the Joint Venture is formed, the Parties agree that the agreement form is substantially that reached before CMC decided to delay except that CMC may not be able to command a priority position in the Alpha supply of CAVD Carbon.

CMC’s interest was in operating the Alpha is to gain access to the CAVD Carbon. It required a priority position in receiving the first 100,000 pounds of Alpha CAVD Carbon produced each month. Such priority position will be problematic when a contract for CAVD Carbon supply is negotiated with Ampacet or such other carbon customer. It is anticipated that CMC will loose its priority position if it returns after negotiations with another carbon customer have started.

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MOU Authorization Signatures

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding on the date set forth above.

Earth First Technologies Inc.

/s/ John Stanton
John Stanton, President and CEO

World Environmental Solutions Company, Inc.

/s/ Domenic Massari
Domenic Massari, Sr. V.P.

Orion Industrial Services Corporation

/s/ John L. Kateon
John L. Kateon, President

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